      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 1997



                                                       REGISTRATION NO. 333-6785

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      THE EQUITABLE COMPANIES INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         DELAWARE          1290 AVENUE OF THE AMERICAS        13-3623351
     (STATE OR OTHER        NEW YORK, NEW YORK 10104       (I.R.S. EMPLOYER
     JURISDICTION OF             (212) 554-1234           IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)


              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------


                             ROBERT E. GARBER, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                      THE EQUITABLE COMPANIES INCORPORATED
                          1290 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10104
                                 (212) 554-1234


           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
             INCLUDING AREA CODE, OF AGENT FOR SERVICE OF PROCESS)
                            ------------------------

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:


                            MARCIA L. MACHARG, ESQ.
                              DEBEVOISE & PLIMPTON
                             555 13TH STREET, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 383-8000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as determined by market conditions, after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



     If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. / /

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME

EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                               10,000,000 SHARES



                                      THE
                               [LOGO] EQUITABLE
                                      COMPANIES INCORPORATED



                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)


                              DIRECT PURCHASE PLAN

     This Prospectus describes the Direct Purchase Plan (the 'Plan') of The Equitable Companies Incorporated (the 'Company'). The Plan is available to any person or entity who would like to purchase shares of the Company's Common Stock, par value $.01 per share ('Common Stock'). The Direct Purchase Plan provides participants with a simple and convenient method of purchasing shares of the Company's Common Stock, without incurring brokerage commissions or other fees, by making an initial minimum investment of $500 and subsequent minimum investments of $50 (maximum $50,000 per calendar year). Individuals who enroll in the Plan are also electing to participate in the Company's Dividend Reinvestment and Stock Purchase Plan (the 'Dividend Reinvestment Plan') with respect to all shares of Common Stock purchased under the Plan and held in their Plan accounts. Consequently, all cash dividends on shares held in a participant's Plan account will automatically be reinvested in additional shares of Common Stock pursuant to the Dividend Reinvestment Plan. A modest fee may in the future be charged under the Dividend Reinvestment Plan. The terms and conditions of the Plan and the Dividend Reinvestment Plan are included in Part B of this Prospectus.

     Purchases of the Company's Common Stock under the Plan will generally be made in the open market at market prices. The price per share for the Company's Common Stock purchased for each participant's Plan account will be the average price of all shares purchased under the Plan on the particular date on which Common Stock is purchased under the Plan. This Prospectus relates to the shares of Common Stock made available under the Plan described herein. This Prospectus does not relate to any offering of Common Stock made other than pursuant to the Plan.
                            ------------------------


     SEE 'RISK FACTORS' BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

                            ------------------------



     The Common Stock of the Company is listed on the New York Stock Exchange under the symbol 'EQ.'

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                             CRIMINAL OFFENSE.
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS        , 1997.

     FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.


                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Northwest Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60611. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Website is http://www.sec.gov.


     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits, financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or incorporated by reference therein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:


          1. The Company's Form 10-Q for the quarter ended March 31, 1997 (the

     'First Quarter 10-Q');



          2. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the '1996 10-K') and

          3. The Company's Registration Statement on Form 8-A, dated May 26, 1992 (incorporating the description of the Company's Common Stock in the Company's Registration Statement on Form S-1, dated May 26, 1992 (Registration No. 33-48115)).


     All documents or reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering pursuant to the Plan described herein shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.


     The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: The Equitable Companies Incorporated, 1290 Avenue of the Americas, New York, New York 10104
Attention: Corporate Secretary (telephone (212) 554-1234).

                                 THE EQUITABLE



     For the purpose of this Prospectus, the term 'The Equitable' refers to The Equitable Companies Incorporated (the 'Company') and its subsidiaries.



     The Equitable is a diversified financial services organization serving a broad spectrum of insurance, investment management and investment banking customers. The Equitable Life Assurance Society of the United States ('Equitable Life'), a subsidiary of the Company, was established in the State of New York in 1859. For more than 100 years it has been among the largest life insurance companies in the United States. Equitable Life and its subsidiaries distribute a variety of insurance, annuity and investment products through a career agency force, which at December 31, 1996 consisted of over 7,200 professional insurance agents.



     At March 31, 1997, the Company's holdings in its investment subsidiaries included an approximately 78% interest in Donaldson, Lufkin & Jenrette, Inc. ('DLJ'), an approximately 58% interest in Alliance Capital Management L.P. ('Alliance') and a 100% interest in Equitable Real Estate Investment Management, Inc., Equitable Agri-Business, Inc. and EQ Services, Inc. (collectively, 'Equitable Real Estate'). The Company's investment subsidiaries provide investment management and investment banking services to institutional and individual clients, including the Company's insurance subsidiaries.



     On April 10, 1997, Equitable Life entered into an agreement to sell Equitable Real Estate (other than EQ Services, Inc. and its interest in Column Financial, Inc.) to Lend Lease Corporation Limited. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Results of Operations by Segment--Investment Services--Equitable Real Estate' in the First Quarter 10-Q.



     AXA is the Company's largest stockholder, beneficially owning at December 31, 1996 60.8% of the outstanding shares of Common Stock and $392.2 million of the Company's Series E Convertible Preferred Stock. The Company is a Delaware corporation with its principal headquarters located at 1290 Avenue of the Americas, New York, New York 10104 (telephone (212) 554-1234).



BUSINESS



     The Equitable is engaged in two related financial services businesses: an insurance business, which is comprised of the Insurance Operations segment and operates through the Insurance Group (consisting principally of Equitable Life) and an investment management and investment banking business, which comprises the Investment Services segment and operates through the Investment Subsidiaries (consisting of DLJ, Alliance and, until the completion of its pending sale, Equitable Real Estate).



INSURANCE BUSINESS




     Insurance Operations accounted for $3.74 billion, or approximately 45.1% of consolidated revenues for the year ended December 31, 1996. The Insurance Group offers a variety of products which include traditional, variable and interest-sensitive life insurance products, annuity products and mutual fund and other investment products, as well as disability income products and association plans. The Insurance Group emphasizes the sale of individual variable and interest-sensitive life insurance and annuity products. The Insurance Group maintains a substantial market share in sales of individual variable life insurance in the United States and also maintains a strong position in the market for individual variable annuity products. This segment also includes the Insurance

Group's Separate Accounts for certain individual insurance and annuity products in which customers may invest their accumulated policy funds.



     The Equitable believes the experience and training of its career agency force constitutes a key competitive advantage in the sale of the Insurance Group's sophisticated insurance products, including variable life insurance and annuity products which offer a broad range of investment options. At December 31, 1996, the Insurance Group led the insurance industry in the number of agents and employees who hold both the Chartered Life Underwriter (CLU) and Chartered Financial Consultant (ChFC) designation.



     The Insurance Group's Income Manager Series of annuity products, which was introduced in May 1995, is also distributed through securities firms, financial planners and banks, as well as the career agency force. In 1996, Equitable Distributors, Inc. ('EDI'), an indirect wholly owned subsidiary of the Company, began actively to facilitate the marketing of the Income Manager Series through these distribution channels.



INVESTMENT BUSINESS



     The Investment Services segment, which accounted for $4.54 billion, or approximately 54.7%, of consolidated revenues for the year ended December 31, 1996, provides investment management, investment banking, securities transaction and brokerage services to both corporate and institutional clients, including the Insurance Group, and to high net worth individuals. Sales of mutual fund shares to individuals and retail clients augment the traditional focus on institutional markets.




     The Investment Subsidiaries have steadily added to third party assets under management, while continuing to provide investment management services to the Insurance Group. Of the $240.8 billion of assets under management at March 31, 1997, $184.1 billion (76.5%) were managed by the Investment Subsidiaries for third parties, including domestic and overseas investors, mutual funds, pension funds, endowment funds and, through the Insurance Group's Separate Accounts, insurance and annuity customers of the Insurance Group. During 1996, approximately $128.8 million (14.8%) of the fees earned by the Investment Subsidiaries from asset management consisted of fees for services provided to the Insurance Group.



     DLJ is a leading integrated investment and merchant bank that serves institutional, corporate, governmental and individual clients both domestically and internationally. DLJ's businesses include securities underwriting, sales and trading; merchant banking; financial advisory services; investment research; correspondent brokerage services; and asset management. DLJ's revenues for the year ended December 31, 1996 were $3.49 billion. DLJ conducts its operations through three principal operating groups each of which is an important contributor to revenue and earnings: the Banking Group, which includes DLJ's Investment Banking, Merchant Banking and Emerging Markets groups; the Capital Markets Group, consisting of DLJ's Fixed Income, Institutional Equities and Equities Derivatives Divisions, Autranet, a distributor of investment research products, and Sprout, its venture capital affiliate; and the Financial Services Group, comprised of the Pershing Division, the Investment Services Group and the Asset Management Group.



     Alliance is one of the largest investment advisors in the United States and provides diversified investment management services to a variety of institutions including The Equitable, pension funds, endowments and foreign financial institutions as well as to individual investors through a broad line of mutual funds. Alliance had assets under management at March 31, 1997 of $182.0 billion (including $158.4 billion for third party clients). For a discussion of the possible restructuring of Alliance, see 'Risk Factors--Risk-Based and Statutory Capital' herein and 'Business--Investment Services--Alliance--Other' and 'Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources--Insurance Group--Risk-Based Capital' in the 1996 10-K.



                                  RISK FACTORS




     In addition to the other information contained in this Prospectus, the following factors should be carefully considered prior to deciding whether or not to purchase the Offered Shares.



INVESTMENT ASSETS



     As of March 31, 1997, commercial mortgages and equity real estate comprise 9.6% ($3.60 billion) and 11.8% ($4.45 billion), respectively, of the $37.6 billion aggregate amortized cost net of valuation allowances ('net amortized cost') of assets held in the Insurance Group's General Account ('General Account Investment Assets') and assets held in the General Account associated with the Insurance Group's discontinued guaranteed investment contract ('GIC') Segment ('GIC Segment Investment Assets'). Since December 31, 1990, The Equitable has substantially reduced its exposure to commercial mortgages. The percentage of General Account and GIC Segment Investment Assets represented by The Equitable's equity real estate portfolio has declined modestly since December 31, 1990, as sales offset the acquisition of properties through foreclosure. At March 31, 1997, the equity real estate portfolio included properties acquired as investment real estate having an aggregate amortized cost of $3.21 billion (70.5% of the aggregate amortized cost of all equity real estate held) and properties acquired through foreclosure (including in-substance foreclosure) having an aggregate amortized cost of $1.34 billion (29.5% of the aggregate amortized cost of all equity real estate held). It is management's continuing objective to reduce the size of the equity real estate portfolio relative to total assets over the next several years. Management anticipates that reductions will depend on real estate market conditions, the level of mortgage foreclosures and expenditures required to fund necessary or desired improvements to properties. Due to real estate market conditions, proceeds from the sale of most equity real estate properties have been less than amortized cost at the date of sale. The Equitable intends to continue to seek to sell individual equity real estate properties on an opportunistic basis. If a significant amount of equity real estate not currently held for sale is sold, material investment losses would likely be incurred.



     Since 1990, General Account and GIC Segment Investment Assets have included a large amount of problem, potential problem and restructured assets, particularly problem commercial mortgages and restructured commercial mortgages. While the amounts of problem, potential problem and restructured commercial mortgages have decreased significantly since the beginning of 1992, both the General Account and GIC Segment portfolios continue to have a significant amount of such commercial mortgages. At March 31, 1997, these commercial mortgages aggregated $761.4 million (2.0% of the aggregate amortized cost of General Account and GIC Segment Investment Assets). In the last three quarters of 1997, approximately $696.4 million of commercial mortgage principal payments are scheduled, including $622.1 million of payments at maturity on commercial mortgage balloon loans. An additional $906.9 million of payments at maturity on commercial mortgage balloon loans are scheduled in 1998 and 1999. Depending on market conditions and lending practices in future years, many maturing commercial mortgages may have to be refinanced, restructured or foreclosed upon.



     Since 1990, The Equitable has recognized significant additions to asset valuation allowances and writedowns on commercial mortgages and equity real estate. At March 31, 1997, such asset valuation allowance balances for continuing and discontinued operations totaled $175.0 million. As a result of the adoption of SFAS No. 121 on January 1, 1996, $224.3 million of asset valuation allowances related to equity real estate were released and impairment losses of $219.4 million were recognized on equity real estate held and used. The determination of asset valuation allowances and writedowns requires numerous forecasts and the exercise of a significant degree of judgment, and is an inherently subjective process. No assurance can be given as to the amount of future writedowns and additions to the asset valuation allowances. For more information concerning The Equitable's General Account Investment Assets and GIC Segment Investment Assets, including problem, potential problem and restructured investments and asset valuation allowances, see 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Continuing Operations Investment Portfolio' in the First Quarter 10-Q and the 1996 10-K and Notes 4, 8 and 9 of Notes to Consolidated Financial Statements in the First Quarter 10-Q.



     At March 31, 1997, the net amortized cost of below investment grade fixed maturities in General Account and GIC Segment Investment Assets (including redeemable preferred stock) was $2.85 billion (representing 7.6% of the net amortized cost of all General Account and GIC Segment Investment Assets). See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Continuing Operations Investment Portfolio' in the First Quarter 10-Q and the 1996 10-K, Note 9 of Notes to Consolidated Financial Statements in the First Quarter 10-Q and Note 3 of Notes to Consolidated Financial Statements in the 1996 10-K.



DISCONTINUED OPERATIONS



     At March 31, 1997, $1.32 billion of liabilities in the GIC Segment, of which $279.7 million related to GIC products and the balance to Wind-Up Annuities, were outstanding to contractholders as compared to $14.29 billion at December 31, 1986. The GIC Segment had total assets of $2.67 billion at March 31, 1997 which are not reflected in total assets within The Equitable's consolidated balance sheet but are netted against total GIC Segment liabilities. The Equitable experienced pre-tax losses from operations in the GIC Segment of $17.3 million, $10.4 million, $23.7 million, $25.1 million and $21.7 million in the three months ended March 31, 1997 and 1996 and for the years 1996, 1995 and 1994, respectively. All such pre-tax losses were charged to the GIC Segment loss allowances.



     The Equitable's quarterly process for evaluating the loss provisions applies the current period's results of discontinued operations against the allowance, re-estimates future losses, and adjusts the provisions, if appropriate. Additionally, as part of The Equitable's annual planning process, investment and benefit cash flow projections are prepared. The evaluations performed for the fourth quarter of 1996 and the first quarter of 1997 resulted in management's decision to strengthen the loss provisions by $129.0 million and $5.1 million, respectively, resulting in post-tax charges of $83.8 million and $3.3 million to discontinued operations' results for the fourth quarter of 1996 and the first quarter of 1997, respectively.



     Management believes the loss provisions for Wind-Up Annuities and GIC contracts at March 31, 1997 (aggregating $246.9 million) are adequate to provide for all future losses; however, the determination of loss provisions continues to involve numerous estimates and subjective judgments regarding the expected performance of discontinued operations investment assets. There can be no assurance the losses provided for will not differ from the losses ultimately realized. To the extent actual results or future projections of discontinued operations differ from management's current best estimates and assumptions underlying the loss provisions, the difference would be reflected in the consolidated statements of earnings in discontinued operations. In particular, to the extent income, sales proceeds and holding periods for equity real estate differ from management's previous assumptions, periodic adjustments to the loss provisions are likely to result. See Footnotes 2, 8 and 9 to the 'Selected Consolidated Financial Data' herein and 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Discontinued Operations' in the 1996 10-K and Note 9 of Notes to Consolidated Financial Statements in the First Quarter 10-Q.



VOLATILE NATURE OF SECURITIES BUSINESS



     In recent periods, DLJ has contributed a significant portion of The Equitable's earnings. In October 1995, DLJ completed an initial public offering which reduced The Equitable's ownership position in DLJ common stock to approximately 80% (78% at the date hereof). Assuming full vesting of certain forfeitable restricted stock units and the exercise of stock options granted to certain DLJ employees in connection with the initial public offering and all other vested DLJ employee stock options, The Equitable's ownership position in DLJ common stock would be reduced to approximately 63%. The securities industry generally experienced favorable market conditions in 1996, as strong rallies in the stock and bond markets and strong trading volumes on all major exchanges led to increased merger and acquisition activity as well as underwriting activity. Although the strong conditions that existed in 1996 continued through the first quarter of 1997, certain market factors weakened from the fourth quarter of 1996. DLJ's principal business activities, investment and merchant banking, securities sales and trading and correspondent brokerage services are, by their nature, highly competitive and subject to various risks, volatile trading markets and fluctuations in the volume of market activity. Consequently, DLJ's net income and revenue have been, and are likely to continue to be, subject to wide fluctuations, reflecting the impact of many factors beyond DLJ's control, including securities market conditions, the level and volatility of interest rates, competitive conditions and the size and timing of transactions. There can be no assurance that such fluctuations in DLJ's earnings will not affect the level of The Equitable's future earnings. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Results of Continuing Operations by Segment--Investment Services' in the First Quarter 10-Q and 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Results of Operations--Combined Results of Continuing Operations by Segment--Investment Services' in the 1996 10-K.



     For a discussion of Alliance's acquisition of Cursitor Holdings, L.P. and Cursitor Holdings Limited (collectively, 'Cursitor') and the potential impairment of that investment see 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Results of Operations by Segment--Investment Services--Alliance' in the First Quarter 10-Q.



PAYMENT OF DIVIDENDS AND LIQUIDITY



     The Company's ability to make cash payments with respect to its securities, including the payment of dividends on its Common Stock, depends on the availability of adequate sources of funds. The New York Insurance Law gives the Superintendent of Insurance of the State of New York (the 'New York Superintendent') broad discretion in determining whether the financial condition of a New York domiciled insurer, such as Equitable Life, supports the payment of dividends to its shareholders. Dividends from Equitable Life are not expected to be a source of liquidity for the Company for several years. Management believes the Company's primary sources of liquidity will be sufficient to meet its cash requirements for several years. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Liquidity Requirements' and '--Liquidity Sources' in the 1996 10-K.

RATINGS



     Ratings are an important factor in establishing the competitive position of insurance companies. A significant downgrade in the financial strength or claims-paying ratings of Equitable Life could have a material adverse effect on the Insurance Group's business, liquidity and results of operations. For a discussion of the Insurance Group's current ratings, see 'The Equitable--Insurance Business' herein and 'Business--Competition--Insurance and Annuities' in the 1996 10-K.



RISK-BASED AND STATUTORY CAPITAL



     Since 1993, life insurers, including Equitable Life, have been subject to certain risk-based capital ('RBC') guidelines. The RBC guidelines provide a method to measure the adjusted capital (statutory capital and surplus plus the asset valuation reserve and other adjustments) that a life insurance company should have for regulatory purposes, taking into account the risk characteristics of the company's investments and products. A life insurance company's RBC ratio will vary over time depending upon many factors, including its earnings, the mix of assets in its investment portfolio, the nature of the products it sells and its rate of sales growth. Under the RBC formula, Equitable Life's year end RBC ratio depends in part on the closing price of units representing assignments of beneficial ownership of limited partnership interests in Alliance (the 'Alliance Units') on the last trading day of the year. At December 31, 1996, the valuation formula for Alliance Units increased the statutory carrying value of Equitable Life's investment in Alliance Units to $1.06 billion from $914.3 million at December 31, 1995, compared to a statutory carrying value based on adjusted cost of $292.3 million. The management of Equitable Life has begun to examine possible responses to the expiration on December 31, 1997 of the exemption from Federal income taxes for publicly traded limited partnerships and is discussing with regulators alternative bases on which to value its Alliance holdings for statutory purposes in the event Equitable Life were to cease to own publicly traded Alliance Units. Management believes that these discussions should result in an approach which would, in such event, continue to take into account for statutory purposes a significant portion of the value of Equitable Life's investment in Alliance in excess of such statutory carrying value based on adjusted cost. If Equitable Life were to cease to own publicly traded Alliance Units, and if a significant portion of such excess were not recognized for statutory purposes, and if other offsetting corporate actions available to Equitable Life were not taken, Equitable Life would have a significant decline in its statutory capital and RBC ratio, which may adversely affect the market's perception of the Insurance Group relative to its principal competitors and could, therefore, make it more difficult to market certain of its insurance and annuity products and also result in higher levels of surrenders and withdrawals. See 'The Equitable--Investment Business' herein and 'Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources--Insurance Group--Risk-Based Capital' in the 1996 10-K.



     The RBC guidelines are intended to be a regulatory tool only, and are not intended as a means to rank insurers generally. However, comparisons of RBC ratios of life insurers have become generally available. Equitable Life was above its target RBC ratio at year end 1996. Management believes that principally because of the RBC formula's treatment of Equitable Life's large holdings of subsidiary common stock (including its interests in Alliance, DLJ and, until the completion of its pending sale, Equitable Real Estate), equity real estate and mortgages, Equitable Life's year end 1996 RBC ratio was lower than those of its competitors in the life insurance industry. See 'Business--Regulation--Risk-Based Capital' in the 1996 10-K.

     The NAIC has undertaken a comprehensive codification of statutory accounting practices for insurers. The resulting changes, once the codification project has been completed and the new principles adopted and implemented, could have a significant adverse effect on the Insurance Group's statutory results and financial position. The codification is not expected to become effective until 1998 or later.



CHANGES IN INTEREST RATES



     Changes in prevailing interest rates can affect both the Insurance Group's investment results and its results of operations. For a discussion of the effects on the Insurance Group of changes in prevailing interest rates, see 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Results of Operations--Combined Results of Continuing Operations by Segment--Margins on Individual Insurance and Annuity Products' in the 1996 10-K.



PRINCIPAL STOCKHOLDER



     AXA is the Company's largest stockholder, beneficially owning at December 31, 1996 (i) 60.8% of the outstanding shares of Common Stock (63.6% assuming conversion of the Company's convertible preferred stock owned by AXA) and (ii) $392.2 million of the Company's Series E Convertible Preferred Stock. Accordingly, AXA currently beneficially owns, without acquiring any additional shares of Common Stock, shares of Common Stock in an amount sufficient to permit it to control the outcome of any stockholder vote, including any vote relating to the election of directors to the Company's Board of Directors. In May 1997, Compagnie UAP merged into AXA, with AXA as the surviving corporation, effective retroactive to January 1, 1997. For a discussion of this transaction, see 'Security Ownership of Certain Beneficial Owners and Management--Beneficial Ownership of Common Stock by the AXA Group' in the 1996 10-K.



     Under a Standstill and Registration Rights Agreement, dated as of July 18, 1991, as amended (the 'Standstill Agreement'), between the Company and AXA, AXA currently has certain demand and piggyback registration rights with respect to the Common Stock owned by it and has certain preemptive rights entitling it to participate in any sale by the Company of voting securities to the extent necessary to maintain AXA's percentage of voting power. However, all other contractual restrictions in the Standstill Agreement, including restrictions on the ability of AXA and certain affiliates to purchase voting securities, have expired and AXA and such affiliates are currently free to acquire additional shares of Common Stock. Neither AXA nor any of its affiliates has any obligation to provide additional capital or credit support to The Equitable. See 'Business--Principal Shareholder' in the 1996 10-K.

                      SELECTED CONSOLIDATED FINANCIAL DATA



     The following table sets forth selected historical consolidated financial information for The Equitable. The selected historical consolidated financial information (other than General Account Investment Assets and assets under management) at December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 has been derived from consolidated financial statements audited by Price Waterhouse LLP, independent accountants, included in the 1996 10-K incorporated by reference herein and should be read in conjunction with and is qualified by reference to such statements and related notes. The selected historical consolidated financial information (other than General Account Investment Assets and assets under management) at December 31, 1994, 1993 and 1992 and for the two-year period ended December 31, 1993 have been derived from consolidated financial statements not included or incorporated herein. The selected historical consolidated financial information at and for the three months ended March 31, 1997 and 1996 (other than General Account Investment Assets and assets under management) has been derived from the Company's unaudited financial statements included in the First Quarter 10-Q incorporated by reference herein and should be read in conjunction with and is qualified by reference to such statements and related notes. This unaudited interim information reflects, in the view of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such information. Results for the three months ended March 31, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                          THREE MONTHS ENDED
                                               MARCH 31,                      YEARS ENDED DECEMBER 31,
                                          -------------------   ----------------------------------------------------
                                            1997       1996       1996       1995       1994       1993       1992
                                          --------   --------   --------   --------   --------   --------   --------
                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF EARNINGS
  DATA(1)
REVENUES:
  Universal life and investment-type
    product policy fee income...........  $  230.5   $  212.9   $  874.0   $  788.2   $  715.0   $  644.5   $  571.7
  Premiums..............................     151.8      141.0      597.6      606.8      625.6      599.1    1,185.3
  Net investment income(2)..............     872.0      780.5    3,308.6    3,047.4    2,838.4    2,715.0    2,681.5
  Investment gains, net(3)(4)...........     178.0      170.3      599.2      552.3      338.6      526.4      371.8
  Commissions, fees and other income....     768.5      599.3    2,800.5    2,142.4    1,748.4    1,851.5    1,412.5
  Contribution from the Closed
    Block(3)(11)........................      35.8       32.1      125.0      143.2      137.0      137.9       51.5
                                          --------   --------   --------   --------   --------   --------   --------
    Total revenues......................   2,236.6    1,936.1    8,304.9    7,280.3    6,403.0    6,474.4    6,274.3
                                          --------   --------   --------   --------   --------   --------   --------
BENEFITS AND OTHER DEDUCTIONS:
Interest credited to policyholders'
  account balances......................     312.9      320.6    1,271.1    1,249.2    1,202.2    1,325.6    1,440.8
Policyholders' benefits(5)..............     254.9      254.2    1,317.7    1,008.6      914.9    1,001.7    1,754.0
Other operating costs and
  expenses(5)(6)(7).....................   1,392.7    1,147.2    5,200.3    4,377.3    3,739.3    3,770.8    3,070.3
                                          --------   --------   --------   --------   --------   --------   --------
Total benefits and other deductions.....   1,960.5    1,722.0    7,789.1    6,635.1    5,856.4    6,098.1    6,265.1
                                          --------   --------   --------   --------   --------   --------   --------
EARNINGS FROM CONTINUING OPERATIONS
  BEFORE FEDERAL INCOME TAXES AND
  MINORITY INTEREST(5)..................     276.1      214.1      515.8      645.2      546.6      376.3        9.2
Federal income tax expense..............      87.4       64.7      137.4      192.3      157.0      111.7       12.8
Minority interest in net income of
  consolidated subsidiaries.............      49.4       39.7      172.4       87.5       68.3       31.9       35.0
                                          --------   --------   --------   --------   --------   --------   --------
Earnings (loss) from continuing
  operations(5).........................     139.3      109.7      206.0      365.4      321.3      232.7      (38.6)
Discontinued operations, net of Federal
  income taxes(2)(5)(6)(8)(9)...........      (3.3)        --      (83.8)        --         --         --         --
Extraordinary charge for demutualization
  expenses..............................        --         --         --         --         --         --     (101.3)
Cumulative effect of accounting changes,

  net of Federal income taxes(10).......        --      (23.1)     (23.1)        --      (27.1)        --        4.9
                                          --------   --------   --------   --------   --------   --------   --------
Net Earnings (Loss).....................  $  136.0   $   86.6   $   99.1   $  365.4   $  294.2   $  232.7   $ (135.0)
                                          --------   --------   --------   --------   --------   --------   --------
                                          --------   --------   --------   --------   --------   --------   --------
Net earnings after demutualization......  $  136.0   $   86.6   $   99.1   $  365.4   $  294.2   $  232.7   $     --
Dividends on preferred stocks...........       6.7        6.7       26.7       26.7       80.1       65.4       14.5
                                          --------   --------   --------   --------   --------   --------   --------
Net Earnings (Loss) Applicable to Common
  Shares................................  $  129.3   $   79.9   $   72.4   $  338.7   $  214.1   $  167.3   $  (14.5)
                                          --------   --------   --------   --------   --------   --------   --------
                                          --------   --------   --------   --------   --------   --------   --------
NET EARNINGS (LOSS) PER COMMON SHARE:
  Assuming No Dilution..................  $    .68   $    .43   $    .36   $   1.83   $   1.49   $   1.18   $   (.10)
                                          --------   --------   --------   --------   --------   --------   --------
                                          --------   --------   --------   --------   --------   --------   --------
  Assuming Full Dilution................  $    .62   $    .41   $    .36   $   1.74   $   1.37   $   1.08   $   (.10)
                                          --------   --------   --------   --------   --------   --------   --------
                                          --------   --------   --------   --------   --------   --------   --------
Cash Dividend Per Common Share..........  $    .05   $    .05   $    .20   $    .20   $    .20   $    .20   $    .10
                                          --------   --------   --------   --------   --------   --------   --------
                                          --------   --------   --------   --------   --------   --------   --------

                                            THREE MONTHS ENDED
                                                 MARCH 31,                            YEARS ENDED DECEMBER 31,
                                          -----------------------   ------------------------------------------------------------
                                             1997         1996         1996         1995        1994         1993        1992
                                          ----------   ----------   ----------   ----------   ---------   ----------   ---------
                                                                 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES BY SEGMENT:
Insurance operations(2)(3)(4)...........  $    983.1   $    905.7   $  3,742.9   $  3,614.6   $ 3,507.4   $  3,464.4   $ 4,069.1
Investment services(4)..................     1,250.5      1,027.3      4,540.0      3,689.8     2,908.6      3,024.1     2,314.4
Corporate, other and eliminations.......         3.0          3.1         22.0        (24.1)      (13.0)       (14.1)     (109.2)
                                          ----------   ----------   ----------   ----------   ---------   ----------   ---------
Total Revenues..........................  $  2,236.6   $  1,936.1   $  8,304.9   $  7,280.3   $ 6,403.0   $  6,474.4   $ 6,274.3
                                          ----------   ----------   ----------   ----------   ---------   ----------   ---------
                                          ----------   ----------   ----------   ----------   ---------   ----------   ---------
EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS BEFORE FEDERAL INCOME TAXES
  AND MINORITY INTEREST, BY SEGMENT:
Insurance operations....................  $    126.8   $     84.6   $    (36.6)  $    303.1   $   327.5   $    128.2   $  (158.7)
Investment services.....................       181.7        159.5        663.2        466.3       375.2        359.3       324.8

Corporate interest expense and other
  eliminations..........................       (32.4)       (30.0)      (110.8)      (124.2)     (156.1)      (111.2)     (156.9)
                                          ----------   ----------   ----------   ----------   ---------   ----------   ---------
EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS BEFORE FEDERAL INCOME TAXES
  AND MINORITY INTEREST:................  $    276.1   $    214.1   $    515.8   $    645.2   $   546.6   $    376.3   $     9.2
                                          ----------   ----------   ----------   ----------   ---------   ----------   ---------
                                          ----------   ----------   ----------   ----------   ---------   ----------   ---------
GENERAL ACCOUNT INVESTMENT ASSETS (AT
  PERIOD END)(12)(13)...................  $ 35,160.1   $ 33,872.6   $ 34,676.0   $ 33,777.1   $32,338.6   $ 32,695.4   $31,419.7
ASSETS UNDER MANAGEMENT (AT PERIOD END):
The Equitable...........................  $   56,684   $   50,819   $   54,990   $   50,900   $  47,376   $   51,003   $  45,141
Third Party(14).........................     184,137      161,231      184,784      144,441     125,145      121,643     104,784
                                          ----------   ----------   ----------   ----------   ---------   ----------   ---------
Total...................................  $  240,821   $  212,050   $  239,774   $  195,341   $ 172,521   $  172,646   $ 149,925
                                          ----------   ----------   ----------   ----------   ---------   ----------   ---------
CONSOLIDATED BALANCE SHEETS DATA (AT
  PERIOD END):(1)
Total assets(13)(15)....................  $139,601.8   $116,394.7   $128,811.2   $113,716.2   $94,785.3   $100,382.3   $80,743.7
Long-term debt..........................     4,012.3      3,994.3      3,920.7      3,852.0     2,925.9      2,662.3     1,897.9
Total liabilities(13)(15)...............   135,716.7    112,496.2    124,823.2    109,607.5    91,605.2     96,670.9    78,010.9
Redeemable preferred stock..............                                                                       264.9       262.1
Shareholders' equity....................     3,885.1      3,898.5      3,988.0      4,108.7     3,180.1      3,446.5     2,470.7
Book value per common share.............       18.49        18.72        19.12        19.88       14.93        16.83       15.60


                                                        (Footnotes on next page)

------------------


(1) In 1996, The Equitable changed its method of accounting for long-duration participating life insurance contracts, primarily within the Closed Block, in accordance with the provisions prescribed by Statement of Financial Accounting Standards ('SFAS') No. 120, 'Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts'. The financial statements for the three months ended March 31, 1996, and the years ended December 31, 1995, 1994, 1993 and 1992 have been restated for the change. Shareholders' equity increased $194.9 million as of January 1, 1992 for the effect of retroactive application of the new method. See Note 2 of Notes to Consolidated Financial Statements in the 1996 10-K and Note 2 of Notes to Consolidated Financial Statements in the First Quarter 10-Q.



(2) Net investment income and discontinued operations included $14.8 million,

    $37.6 million, $114.3 million, $154.6 million, $219.7 million, $197.1 million and $132.8 million for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively, recognized as investment income by continuing operations and as interest expense by the GIC Segment relating to intersegment loans.



(3) Investment gains, net, included additions to asset valuation allowances and writedowns of publicly traded securities for continuing operations aggregating $25.1 million ($34.3 million including amounts related to the Closed Block), $51.4 million ($65.5 million including amounts related to the Closed Block), $178.6 million ($205.8 million including amounts related to the Closed Block), $197.6 million ($224.9 million including amounts related to the Closed Block), $100.5 million ($137.5 million including amounts related to the Closed Block), $108.7 million ($147.3 million including amounts related to the Closed Block) and $278.6 million ($300.2 million including amounts related to the Closed Block) for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively. Additionally, as a result of the adoption of SFAS No. 121, $152.4 million of allowances on assets held for investment were released and impairment losses of $144.0 million ($149.6 million including amounts related to the Closed Block) were recognized on real estate held and used as of January 1, 1996.



(4) Investment gains, net for the three months ended March 31, 1996 included a $20.6 million gain resulting from the issuance of Alliance Units to third parties upon completion of the Cursitor acquisition. Investment gains, net for the year ended December 31, 1996 included a $79.4 million gain (before variable compensation and related expenses) related to the sale of shares of one investment in the DLJ long-term corporate development portfolio. Investment gains, net for the year ended December 31, 1995 included a $34.7 million gain resulting from the sale of a minority interest in DLJ. Investment gains, net for the year ended December 31, 1994 included a $52.4 million gain related to the sale by Alliance of 4.96 million of newly issued Alliance Units. Investment gains, net for the year ended December 31, 1993 included a $49.3 million gain (before variable compensation and related expenses) related to the sale of shares on that same investment in the DLJ long-term corporate development portfolio. Investment gains, net for the year ended December 31, 1992 included a gain on that same investment of $166.2 million, which consisted of an


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


    $82.4 million net gain on shares sold and an $83.8 million investment gain from the recognition of an increase in fair value of the investment.



(5) During the fourth quarter of 1996, The Equitable completed experience and loss recognition studies of participating group annuity contracts and conversion annuities ('Pension Par') and disability income ('DI') products. Additionally, The Equitable's management reviewed the loss provisions for the GIC Segment lines of business. As a result of these studies, $145.0 million of unamortized DI deferred policy acquisition costs ('DAC') were written off and reserves were strengthened by $248.0 million for these lines of business. Consequently, earnings from continuing operations for the year ended December 31, 1996 decreased by $255.5 million ($393.0 million pre-tax) and net earnings decreased by $339.3 million. See Notes 2 and 7 of Notes to Consolidated Financial Statements in the 1996 10-K.



(6) Other operating costs and expenses included corporate interest expenses of $34.7 million, $34.6 million, $139.6 million, $100.5 million, $50.6 million, $28.4 million and $58.4 million for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively, and interest credited to the discontinued GIC Segment of $88.2 million, $97.7 million and $94.2 million for the years ended December 31, 1994, 1993 and 1992, respectively.



(7) Other operating costs and expenses included provisions associated with employee termination and exit costs of $5.2 million, $0.7 million, $24.4 million, $39.2 million, $20.4 million, $96.4 million and $24.8 million for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively (including $5.2 million, $0.7 million, $22.3 million, $28.1 million, $20.4 million, $45.6 million and $24.8 million attributable to Insurance Operations for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively; and $2.1 million, $11.1 million and $50.8 million attributable to Investment Services for the years ended December 31, 1996, 1995 and 1993, respectively).



(8) Discontinued operations, net of Federal income taxes, included additions to asset valuation allowances and writedowns of fixed securities and, in 1996, equity real estate for the discontinued GIC Segment aggregating $3.1 million, $3.7 million, $36.0 million, $38.2 million, $50.8 million, $53.0 million and $105.6 million for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993, and 1992, respectively. Additionally, the implementation of SFAS No. 121 as of January 1, 1996 resulted in the release of existing valuation allowances of $71.9 million on equity real estate and recognition of impairment losses of $69.8 million on real estate held and used.




(9) Discontinued operations, net of Federal income taxes, included GIC Segment after-tax losses of $3.3 million and $83.8 million for the three months ended March 31, 1997 and for the year ended December 31, 1996, respectively. Pre-tax losses of $17.3 million, $10.4 million, $23.7 million, $25.1 million, $21.7 million, $24.7 million and $160.9 million for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively, were charged to the GIC Segment


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    allowance for future losses. See Notes 9 and 7 of Notes to Consolidated Financial Statements included in the First Quarter 10-Q and the 1996 10-K, respectively.



(10) Cumulative effect of accounting changes, net of Federal income taxes, included a charge of $23.1 million, net of a Federal income tax benefit of $12.4 million, related to SFAS No. 121 for the three months ended March 31, 1996 and the year ended December 31, 1996, a charge of $27.1 million, net of a Federal income tax benefit of $14.6 million related to SFAS No. 112 for the year ended December 31, 1994 and a credit of $252.3 million related to SFAS No. 109 and a charge of $247.4 million, net of a Federal income tax benefit of $130.9 million, related to SFAS No. 106 for the year ended December 31, 1992.



(11) The results of the Closed Block for the periods subsequent to July 22, 1992 are reported on one line in the consolidated statements of earnings. Accordingly, the line-by-line statements of earnings data are not comparable for all periods presented. Total assets and total liabilities include the assets and liabilities of the Closed Block, respectively, and therefore amounts are comparable for all periods presented. See Notes 8 and 6 of Notes to Consolidated Financial Statements in the First Quarter 10-Q and the 1996 10-K, respectively.



(12) General Account Investment Assets does not include the GIC Segment Investment Assets, which had an aggregate carrying value of $2.44 billion,

     $3.47 billion, $2.49 billion, $3.26 billion, $3.90 billion, $4.82 billion and $5.73 billion at March 31, 1997 and 1996 and at December 31, 1996, 1995, 1994, 1993, and 1992, respectively.



(13) Total assets, total liabilities and General Account Investment Assets included the assets and liabilities of the Closed Block and, therefore, are comparable for all periods presented. See Notes 8 and 6 of Notes to Consolidated Financial Statements included in the First Quarter 10-Q and the 1996 10-K, respectively.



(14) Third party assets under management included Separate Accounts assets under management of $30.22 billion, $25.98 billion, $29.87 billion, $24.72 billion, $20.67 billion, $19.74 billion and $18.07 billion at March 31, 1997 and 1996 and at December 31, 1996, 1995, 1994, 1993 and 1992,
     respectively.



(15) Assets and liabilities relating to the discontinued GIC Segment are not reflected on the consolidated balance sheets of The Equitable, except that as of March 31, 1997 and 1996 and December 31, 1996, 1995, 1994, 1993 and
     1992, the net amount due to continuing operations for intersegment loans made to the discontinued GIC Segment in excess of continuing operations' obligations to fund the discontinued GIC Segment's accumulated deficit (the amount required to make assets equal to liabilities) is reflected as 'Amounts due from discontinued GIC Segment.' In 1995, continuing operations transferred $1,215.4 million in cash to the GIC Segment in settlement of its obligation. Subsequently, the GIC Segment remitted $1,155.4 million in cash to continuing operations in partial repayment of borrowings by the GIC Segment. See Notes 9 and 7 of Notes to Consolidated Financial Statements included in the First Quarter 10-Q and the 1996 10-K, respectively.

PART A

                            DESCRIPTION OF THE PLAN

     The Plan described in this Prospectus is available to any person or entity, whether or not already a holder of record of the Company's Common Stock, provided that (i) such person or entity complies with the enrollment procedures described below, and (ii) in the case of citizens or residents of a country other than the U.S., its territories and possessions, participation would not violate local laws applicable to the Company or participant. The Plan has been established by the Company to provide participants with a simple and convenient method of purchasing shares of the Company's Common Stock, without incurring brokerage commissions or other fees. SHARES WILL BE PURCHASED AT MARKET PRICES ON THE NEW YORK STOCK EXCHANGE (THE 'NYSE'), AND THE COMPANY WILL PAY ALL

BROKERAGE COMMISSIONS AND OTHER FEES IN CONNECTION WITH THE PURCHASE OF SHARES UNDER THE PLAN. THE PLAN IS ADMINISTERED BY FIRST CHICAGO TRUST COMPANY OF NEW YORK ('FIRST CHICAGO'), THE COMPANY'S TRANSFER AGENT.

     More information about the Plan is included in the 'Questions and Answers' section that follows. The information in Part A of this Prospectus is qualified by reference to the Terms and Conditions of the Plan (the 'Terms and Conditions'), a copy of which is included in Part B of this Prospectus. If there are any conflicts between the information in Part A of this Prospectus and the Terms and Conditions, the Terms and Conditions govern.

WHY HAS THE COMPANY ESTABLISHED THE PLAN?

     The Plan has been established by the Company in order to provide participants with the opportunity to purchase shares of the Company's Common Stock (with a minimum initial investment of $500 and subsequent minimum investments of $50) without paying brokerage commissions or other fees in connection with the purchase of shares under the Plan.

HOW CAN I PARTICIPATE IN THE PLAN?

     Simply complete the Enrollment Form included in this package and mail it, along with your initial investment of at least $500, to:

        The Equitable Direct Purchase Plan
        c/o First Chicago Trust Company of New York
        Investment Plans
        P.O. Box 13517
        Newark, New Jersey 07188-0001

     After your initial investment of at least $500, subsequent investments of at least $50 ($50,000 maximum per calendar year) may be made by check, money order, or through automatic monthly withdrawals ('Automatic Investments') from your savings or checking account. To initiate Automatic Investments, simply complete the 'Automatic Monthly Withdrawal' section of the enclosed Enrollment Form. Automatic Investments will be initiated as promptly as practicable and, following initiation, funds will be automatically deducted from your account on either the 15th of each month or the last day of each month, whichever date you designate (or, if the date falls on a bank holiday, the next business day). You should allow four to six weeks for the first Automatic Investment to be initiated. You may change or terminate Automatic Investments by notifying First Chicago in writing at least six business days prior to the Automatic Investment date on which you would like the change or termination to be effective.

     No interest will be paid on amounts held by First Chicago pending investment. Purchases of shares under the Plan generally will be made on Wednesday of each week ('purchase date'), or the first business day thereafter.

WHAT HAPPENS TO THE DIVIDENDS PAID ON SHARES HELD IN MY PLAN ACCOUNT?


     By electing to participate in the Plan, you are also electing to be enrolled in The Equitable Dividend Reinvestment and Stock Purchase Plan (the 'Dividend Reinvestment Plan'), so cash dividends paid on shares purchased under the Plan will be automatically reinvested in additional shares of Common Stock pursuant to the Dividend Reinvestment Plan and held in your Plan account. Information about dividends will be included in the quarterly report you receive from First Chicago detailing the activity in your Plan account. You may elect to withdraw from the Dividend Reinvestment Plan at any time by notifying First Chicago of your wish to do so, in accordance with the terms and conditions of the Dividend Reinvestment Plan, a copy of which is included in Part B of this Prospectus.

HOW CAN I KEEP TRACK OF THE NUMBER OF SHARES I ACCUMULATE AND AT WHAT PRICE THEY WERE PURCHASED?

     First Chicago will maintain a separate account under the Plan for each participant, and quarterly statements will be mailed to Plan participants reporting all activity in their accounts. These statements will provide a summary of transactions, including the total number of shares in the participant's account; the number of shares purchased, sold or withdrawn during the quarter; the per share purchase price; and the dollar amount of cash dividends paid (per share and in total) and reinvested. The statement for the fourth quarter will reflect all account activity for the year. In addition, participants will be sent a confirmation statement after enrollment and after each subsequent investment or sale. Automatic Investments and dividend reinvestments will not be individually confirmed, but will appear on quarterly statements.

HOW IS THE PRICE PER SHARE COMPUTED FOR PURCHASES UNDER THE PLAN?

     The price per share for Common Stock purchased for each participant's Plan account will be the average price of all shares purchased on the NYSE by First Chicago under the Plan on the particular purchase date. You will not be able to direct the timing of purchases of shares of Common Stock made with your contributions.

IF THE AMOUNT OF EACH INVESTMENT I MAKE REMAINS THE SAME, WILL I BE BUYING THE SAME NUMBER OF ADDITIONAL SHARES EACH TIME?

     It is important to note that stock prices fluctuate. Therefore, there is no way to determine ahead of time exactly how many full shares (or fractional shares) will be purchased with your investment on a future date.

WILL I RECEIVE STOCK CERTIFICATES WHEN SHARES ARE PURCHASED?

     Shares bought under the Plan will be held for you in book-entry form by First Chicago without charge. However, if you wish to receive stock certificates for full shares credited to your account, all you need to do is send a written request to First Chicago at the address noted below.

WILL I HAVE VOTING RIGHTS WITH RESPECT TO SHARES HELD IN MY PLAN ACCOUNT?


     Yes. You will be able to vote the number of full shares held in your Plan account. Fractional shares cannot be voted. You will also receive the Company's annual report and all other shareholder information.

CAN I SELL OR WITHDRAW SOME OR ALL OF THE SHARES HELD IN MY PLAN ACCOUNT?

     Yes. You can sell or withdraw some or all of the shares held in your Plan account at any time by giving notice to First Chicago in writing. If you would like your shares in certificated form, First Chicago will send you a stock certificate for the number of full shares held in your Plan account. Fractional shares will be paid in cash. You will be sent a check for any fractional shares, in an amount reflecting the then current market price of the stock. If you prefer, First Chicago will sell some or all of the shares held in your Plan account and send you a check for the proceeds, less any applicable brokerage commissions, a service fee and any other costs of sale. First Chicago currently charges a fee of $10 per sale plus 12 cents per share sold (although these fees are subject to change).

CAN I MAKE A GIFT OF SHARES HELD UNDER THE PLAN, OR TRANSFER THEM TO ANOTHER PERSON?

     Yes. You may transfer the ownership of some or all of the shares held in your Plan account by sending written, signed transfer instructions to First Chicago. Signatures must be Medallion Guaranteed by a financial institution participating in the Medallion Guarantee program. Shares transferred will continue to be held by First Chicago under the Plan. An account will be opened in the name of the transferee, if he or she is not already a participant in the Plan, and such transferee will be automatically enrolled in the Plan. Cash dividends paid on shares of Common Stock transferred under the Plan will be automatically reinvested in additional shares of Common Stock pursuant to the Dividend Reinvestment Plan.

ARE THERE ANY RESTRICTIONS ON MY ABILITY TO MAKE PURCHASES OR SALES UNDER THE PLAN?

     The U.S. securities laws impose certain restrictions on purchases and sales of securities by any individual in possession of material non-public 'inside' information about a company. In addition, if you are a 'restricted person' under the Policy Statement on Trading in Securities of The Equitable Companies Incorporated (the 'Insider Trading Policy'), you may enroll in the Plan and make investments under the Plan only during a 'window' period (in general, a 'window' period is the 30-day period commencing two business days after the Company's public announcement of its financial results for each reporting period, during which individuals designated as restricted persons may make purchases or sales of Company stock). Notwithstanding the foregoing, once you have enrolled in the Plan, Automatic Investments through regular withdrawals from your savings or checking account may occur regardless of whether the window is open. As a restricted person, however, you must wait until the window is open if you wish to change the amount of your Automatic Investments or terminate your Automatic Investments, or sell Common Stock held in your Plan account. All restricted persons have received a copy of the Insider Trading Policy, which describes the window period in greater detail.

WHAT FEES AND COMMISSIONS WILL I BE CHARGED?


     First Chicago will charge brokerage commissions and certain fees in connection with a sale of shares from your account. First Chicago currently charges a fee of $10 per sale plus 12 cents per share sold, although these fees are subject to change. In addition, the Company may, in the future, impose certain additional fees on Plan participants in connection with participation in the Plan or in connection with participation in the Dividend Reinvestment Plan.


WHAT ARE THE TAX IMPLICATIONS OF PARTICIPATION IN THE PLAN?

     The amount of brokerage commissions paid by the Company on your behalf will be treated as dividend income to you and is includable in your cost basis of shares purchased. In addition, dividends that are reinvested pursuant to the Dividend Reinvestment Plan are subject to income taxes as if they were paid to you in cash. If required by the IRS, an information return will be sent to you and to the IRS at year-end which will show the amount paid on your behalf.

     You will not realize gains or losses for U.S. Federal income tax purposes upon the withdrawal of whole shares from the Plan. However, you will generally realize gains or losses upon the sale of shares (including the receipt of cash for fractional shares) held in your Plan account. Non-resident aliens or non-U.S. corporations, partnerships or other entities that participate in the Plan generally are subject to a withholding tax on dividends paid on shares held under the Plan. First Chicago is required to withhold from dividends paid the appropriate amount determined in accordance with IRS regulations. Where applicable, this withholding tax is determined by treaty between the U.S. and the country in which such participant resides, subject to applicable U.S. rules regarding documentation. Accordingly, the amount of any dividends, net of withholding tax, will be credited to participants' Plan accounts for investment in additional shares of Common Stock pursuant to the Dividend Reinvestment Plan.

     You will be subject to backup withholding at a rate of 31% with respect to dividends paid on, or the proceeds of the sale, exchange or redemption of, shares held under the Plan, unless you (i) are a corporation or come within certain exempt categories and, when required, demonstrate this fact or (ii) provide a taxpayer identification number and otherwise comply with applicable backup withholding rules.

     The foregoing does not purport to be a comprehensive summary of all of the tax considerations that may be relevant to you. In addition, special tax considerations may apply to certain participants. Therefore, you are urged to consult your own adviser regarding the consequences of participation in the Plan.

WHAT HAPPENS IF THERE IS A STOCK SPLIT OR A STOCK DIVIDEND IS DECLARED?

     In the event dividends are paid in Common Stock, or if Common Stock is distributed in connection with any stock split or similar transaction, your Plan account will be adjusted to reflect the receipt of the Common Stock so paid or distributed. In the event that the Company makes available to its shareholders rights to subscribe to additional shares, debentures, or other securities, the shares in your Plan account will be included in calculating the number of rights to be issued to you.

WHOM DO I CONTACT IF I HAVE ADDITIONAL QUESTIONS ABOUT THE DIRECT PURCHASE PLAN?

     Call First Chicago at 1-800-437-8736 or write to:

        The Equitable Direct Purchase Plan
        c/o First Chicago Trust Company of New York
        Investment Plans
        P.O. Box 13517
        Newark, New Jersey 07188-0001

              SUSPENSION, MODIFICATION OR TERMINATION OF THE PLAN

     The Company may suspend, modify or terminate, in whole or in part, the Plan at any time and, in such event, affected participants will be so notified. No modification or termination will affect previously executed transactions.

                                USE OF PROCEEDS

     Purchases of Common Stock under the Plan will be made in the open market on the NYSE and the Company will not receive any proceeds therefrom.

                                 LEGAL OPINION

     The validity of any Common Stock offered hereby has been passed upon for the Company by Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022.

                                    EXPERTS


     The consolidated financial statements and consolidated financial statement schedules of the Company as of December 31, 1996, and December 31, 1995 and for each of the years in the three-year period ended December 31, 1996 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The U.S. firm of Price Waterhouse has registered as a Registered Limited Liability Partnership (LLP) under the laws of the State of Delaware and from August 1, 1994 will continue its practice under the name of Price Waterhouse LLP. All references to Price Waterhouse in the documents incorporated herein by reference are to Price Waterhouse LLP.

PART B


                            TERMS AND CONDITIONS OF
                       THE EQUITABLE DIRECT PURCHASE PLAN

 1. Any person or entity, whether or not already a holder of common stock, par value $.01 ('Common Stock'), of The Equitable Companies Incorporated ('EQ') may participate in the EQ Direct Purchase Plan (the 'Plan'), provided that
    (i) such person or entity complies with the enrollment procedures under the Plan, and (ii) in the case of citizens or residents of a country other than the U.S., its territories and possessions, participation would not violate local laws applicable to EQ or the participant. Participants in the Plan may purchase shares of EQ Common Stock by sending a minimum initial investment of $500 or subsequent minimum investments of $50 ($50,000 maximum per calendar year) ('investments') to First Chicago Trust Company of New York ('First Chicago'), agent for each participant in the Plan. Subsequent investments may be made by check, money order, or through automatic monthly withdrawals from your savings or checking account. First Chicago will apply all investments received from such participant, together with all cash dividends which become payable to such participant on shares of Common Stock purchased under the Plan, for the purchase of shares of Common Stock for such participant. These purchases shall be made at market prices on the date of purchase through a broker or dealer registered with the Securities and Exchange Commission selected by First Chicago on any securities exchange where such shares are traded and may be subject to such terms of price, delivery, etc., to which First Chicago may agree. Neither EQ nor any participant shall have any authority or power to direct the time, price or manner of purchases of Common Stock under the Plan, or the selection of the broker or dealer through or from which purchases are to be made (except to the extent that EQ requests that transactions through its affiliates be restricted as a result of applicable securities laws or regulations).

 2. Purchases of Common Stock under the Plan generally will be made on Wednesday of each week ('purchase date') or the first business day thereafter. Participants may submit initial investments or subsequent investments at any time. Investments received after a particular purchase date will be held for investment on the next purchase date. No interest will be paid on funds received for investment pending purchase of shares on a purchase date. Any investment will be refunded if the participant's written request for a refund is received by First Chicago not less than 48 hours before the next purchase date. The price per share for Common Stock purchased for each participant's account shall be the average price of all shares purchased under the Plan on the particular purchase date. First Chicago will maintain a separate account for each Plan participant and hold the total shares purchased for all participants in book-entry form in its name or the name of its nominee and will have no responsibility for the value of such shares after their purchase.

 3. First Chicago will make every effort to purchase shares of Common Stock with investments on each purchase date, and in no event later than five business days from such date, except where required under any applicable Federal securities laws or regulations.

 4. By electing to participate in the Plan, each participant in the Plan affirmatively agrees, with respect to shares of Common Stock held in the participant's account under the Plan, to participate in and be bound by the terms and conditions of The Equitable Dividend Reinvestment and Stock Purchase Plan (the 'Dividend

    Reinvestment Plan'). Consequently, all cash dividends received on shares held in a participant's Plan account will be invested in additional shares of Common Stock pursuant to the Dividend Reinvestment Plan.

 5. A statement reporting the activity in each participant's account and describing investments, the number of shares of Common Stock purchased, the price per share, and the total number of shares held in the participant's Plan account will be mailed to each participant by First Chicago quarterly, as soon as practicable after the end of the calendar quarter. In addition, participants will be sent a confirmation statement after enrollment and after each subsequent investment or sale. Automatic monthly withdrawals from a participant's savings or checking account and dividend reinvestments will not be individually confirmed, but will appear on quarterly statements.

 6. Each participant may obtain, without charge, a certificate or certificates for all or a part of the full shares of Common Stock credited to the participant's account at any time by making a request in writing to First Chicago.

 7. A participant may withdraw all or some of the shares held in the participant's Plan account at any time by giving notice to First Chicago in writing. If a participant would like shares held in the participant's Plan account in certificated form, First Chicago will send the participant a stock certficate for the number of full shares held in the participant's Plan account. All fractional shares shall be paid for in cash, at the then current market price, less any brokerage commissions and any other costs of sale. If a participant prefers, First Chicago will also sell all or some of the shares held in the participant's Plan account and send the participant a check for the proceeds, less any applicable brokerage commissions, a service fee and any other costs of sale. To the extent of a withdrawal of shares in the form of cash, requiring a sale of shares, such sale may to the extent permitted by applicable law, but need not, be made by the purchase of shares for the account of other participants, and any such transaction shall be deemed to have been made at the then current market price, less any applicable brokerage commissions and any other costs of sale.

 8. A participant will have the sole right to vote full shares of Common Stock held in the participant's Plan account on the record date for a vote. Proxies with respect to shares of Common Stock sent to a participant by First Chicago, as transfer agent, will include the number of full shares of Common Stock held in the participant's Plan account. Fractional shares will not be voted.

 9. Any stock dividends or split shares of Common Stock distributed on shares held by First Chicago will be credited to the participant's Plan account. In the event that EQ makes available to its shareholders rights to subscribe to additional shares, debentures, or other securities, the shares held in a participant's Plan account will be included in calculating the number of rights to be issued to such participant.


10. To the extent required by law, dividends paid on shares held in a participant's Plan account and the amount of any brokerage commissions paid on behalf of a participant by EQ will be included in a Form 1099 DIV, a copy of which will be sent to the Internal Revenue Service ('IRS') and to each individual participant.

11. First Chicago shall not be liable under the Plan for any act done in good faith or for any good faith omission to act including, without limitation, any claims for liability with respect to the prices at which shares of Common Stock are purchased or sold for participants' Plan accounts and the time such purchases or sales are made.

12. EQ may suspend, modify or terminate, in whole or in part, the Plan at any time and, in such event, affected participants will be so notified. No modification or termination will affect previously executed transactions. In addition, EQ or First Chicago may terminate, for whatever reason at any time as it may determine in its sole discretion, an individual's participation in the Plan upon mailing a notice of termination to the participant at the address as it appears in First Chicago's records. Upon such termination, a participant will receive a stock certificate for the number of full shares of Common Stock credited to the participant's Plan account. If a participant so requests, all or a part of his or her shares may be sold by First Chicago upon termination from the Plan. Such sale may, but need not, be made by the purchase of shares for the account of other participants, and any such transaction shall be deemed to have been made at the then current market price, less any applicable brokerage commissions and any other costs of sale. Fractional shares credited to a terminating account will be paid for in cash, at the then current market price, less any brokerage commissions and any other costs of sale.

13. The terms and conditions of this Plan and its operations shall be governed by the laws of the State of New York.

14. The Tax Equity and Fiscal Responsibility Act of 1982 imposes certain reporting obligations upon brokers and other middlemen. As a result, First Chicago will be required to report to the IRS and to a participant any sales of stock by it on behalf of a participant.

                   TERMS AND CONDITIONS OF THE EQUITABLE DIVIDEND
                        REINVESTMENT AND STOCK PURCHASE PLAN

 1. A shareholder of record of The Equitable Companies Incorporated ('EQ') may authorize EQ to pay his or her cash dividends to First Chicago Trust Company of New York ('First Chicago'), agent for each participant in The Equitable Dividend Reinvestment and Stock Purchase Plan (the 'Plan'). Thereafter, First Chicago will apply all cash dividends which become payable to such participant on shares of EQ common stock (including certificated shares, shares held in book entry form, and shares accumulated under the Plan), together with any supplemental investment ($25 minimum per month, $60,000 maximum per calendar year) received from such participant, for the purchase of additional shares of EQ common stock for such participant. These purchases shall be made through a broker or dealer registered with the Securities and Exchange Commission selected by First Chicago on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions, and may be subject to such terms of price, delivery etc., to which First Chicago may agree. Neither EQ nor any participant shall have any authority or power to direct the time or price and which shares may be purchased, or the selection of the broker or dealer through or from which purchases are to be made (except to the extent that EQ requests that transactions through its affiliates be restricted as a result of Federal securities laws or regulations).

 2. Purchases of shares under the Plan generally will be made (i) with respect to dividends paid on EQ common stock, on the dividend payment date (the 'dividend payment date') or the first practicable business day thereafter, and (ii) with respect to supplemental investments, on the 15th day of each month ('purchase date') or the first business day thereafter. Participants may submit supplemental investments during the calendar month. Supplemental investments received after a particular purchase date will be held for investment on the next purchase date. No interest will be paid on funds received for supplemental investments pending purchase of shares on a purchase date. Any supplemental investment will be refunded if the participant's written request for a refund is received by First Chicago not less than 48 hours before the next purchase date. The price per share for EQ common stock purchased for each participant's account shall be the average price of all shares purchased under the Plan on the particular dividend payment date or monthly purchase date, as the case may be. First Chicago will hold the total shares purchased for all participants in its name or the name of its nominee and will have no responsibility for the value of such shares after their purchase.

 3. First Chicago will make every effort to invest dividends or supplemental investments on each dividend payment date or purchase date as the case may be, and in no event later than 30 days from such date, except where required under any applicable Federal securities laws or regulations.

 4. A statement describing cash dividends and/or supplemental investments, the number of shares purchased, the price per share, and total shares accumulated under the Plan will be mailed to each participant by First Chicago quarterly, as soon as practicable after the end of the calendar month in which a dividend payment date occurs. After a purchase date in a month in which a dividend payment does not occur, a confirmation statement setting forth the number of shares purchased and the purchase price per share will be mailed to each participant who made a supplemental investment during that month as soon as practicable after the respective purchase date.

 5. Each participant may obtain, without charge, a certificate or certificates for all or part of the full shares credited to the participant's account at any time by making a request in writing to First Chicago. Participants who wish to do so may deposit certificates registered in their names for credit as accrued shares held under the Plan. There is no charge for such deposits.

 6. Participation in the Plan may be terminated by a participant at any time by written instructions to that effect to First Chicago. To be effective on any given dividend payment date, the notice to discontinue must be received by First Chicago before the record date for that dividend. If a notice to discontinue is received by

    First Chicago on or after the record date for a dividend payment, such notice to discontinue may not become effective until such dividend has been reinvested and the shares purchased are credited to the participant's account under the Plan. First Chicago, in its sole discretion, may either pay such dividend in cash or reinvest it in EQ common stock on behalf of the terminating participant. First Chicago may terminate, for whatever reason at any time as it may determine in its sole discretion, an individual's participation in the Plan upon mailing a notice of termination to the participant at the address as it appears on First Chicago's records. Upon termination by a participant, a participant will receive a stock certificate for the number of full shares credited to the participant's account. If a shareholder so requests, all or part of his or her shares may be sold upon termination from the Plan. Such sale may, but need not, be made by the purchase of the shares for the account of other participants, and any such transaction shall be deemed to have been made at the then current market price, less any applicable brokerage commissions and any other costs of sale. Fractional shares credited to a terminating account will be paid for in cash at the then current market price, less any brokerage commissions and any other costs of sale.

 7. A participant will have the sole right to vote full shares credited to the participant's account as accrued shares under the Plan on the record date for a vote. Proxies with respect to shares of EQ common stock sent to a participant by First Chicago, as Transfer Agent, will include the number of full shares held for the participant under the Plan. Fractional shares will not be voted.

 8. Any stock dividends or split shares of EQ common stock distributed on shares held by First Chicago for a participant will be credited to the participant's account. In the event that EQ makes available to its shareholders the right to subscribe to additional shares, debentures, or other securities, the shares held for a participant under the Plan will be added to other shares held by the participant in calculating the number of rights to be issued to such participant.

 9. A shareholder whose shares are held in book entry form who becomes a participant in the Plan may continue to receive a physical certificate representing such shares by making a request in writing to First Chicago. Upon termination by a participant whose shares were held in book entry form upon enrollment in the Plan, such shareholder shall receive a physical certificate representing all of his or her shares (other than fractional shares), unless a sale of full shares is requested in accordance with paragraph 6 above. Fractional shares will be paid for in accordance with paragraph 6 above.

10. The fact that dividends are reinvested does not relieve participants of liability for income taxes that may be payable on such dividends. To the extent required by law, dividends paid on the accumulated shares and the amount of brokerage commission paid on behalf of a participant by EQ will be included in a Form 1099 DIV, a copy of which will be sent to the Internal Revenue Service and to each individual participant.

11. First Chicago shall not be liable under the Plan for any act done in good faith or for any good faith omission to act including, without limitation, any claims for liability (1) arising out of failure to terminate an individual's participation in the Plan upon the participant's death prior to receipt of notice in writing of such death, and (2) with respect to the prices at which shares are purchased or sold for participants' accounts and the time such purchases or sales are made.

12. The terms and conditions of the Plan and its operation shall be governed by the laws of the State of New York.

13. The Tax Equity and Fiscal Responsibility Act of 1982 imposes certain obligations upon brokers and other middlemen. As a result, First Chicago will be required to report to the IRS and to the participant any sales of stock by it on behalf of the participant.

================================================================================
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE EQUITABLE COMPANIES INCORPORATED SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                            ------------------------

                               TABLE OF CONTENTS
                                   PROSPECTUS


                                                                  PAGE
                                                                  ----
          Available Information..................................   2
          Incorporation of Certain Documents by Reference........   2
          The Equitable..........................................   4
          Risk Factors...........................................   6
          Selected Consolidated Financial Data...................  11
          Description of the Plan................................  17
          Suspension, Modification or Termination of the Plan....  21
          Use of Proceeds........................................  21
          Legal Opinion..........................................  21
          Experts................................................  21
          Terms and Conditions of The Equitable Direct Purchase
            Plan.................................................  22
          Terms and Conditions of The Equitable Dividend
            Reinvestment and Stock Purchase Plan.................  25


================================================================================

================================================================================


                               10,000,000 SHARES

                            THE EQUITABLE COMPANIES
                                  INCORPORATED



                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)


                              DIRECT PURCHASE PLAN



                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                        , 1997




================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth those expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission filing fee, all amounts shown are estimates.

Securities and Exchange Commission filing fee...   $ 82,759
Blue Sky fees and expenses......................      2,000
Printing and engraving expenses.................    200,000
Accountant's fees and expenses..................     20,000
Legal fees and expenses.........................     50,000
Miscellaneous expenses..........................     15,000
                                                   --------
     Total......................................   $369,759
                                                   --------
                                                   --------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 145 of the Delaware General Corporation Law, as amended, provides in regard to indemnification of directors and officers as follows:


     145.  Indemnification of Officers, Directors, Employees and Agents;
Insurance.


     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.



     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.


     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding even though less than a quorum, or (2) if there are no such directors, or, if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.


     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this section, references to 'the corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to 'other enterprises' shall include employee benefit plans; references to 'fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to 'serving at the request of the corporation' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner 'not opposed to the best interests of the corporation' as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.



     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     Article SIXTH of the Company's Restated Certificate of Incorporation provides in regard to indemnification of directors and officers as follows:

          SIXTH: (i) Each person who is or was or had agreed to become a Director or Officer of the Corporation, and each person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as a director or officer of another corporation (including, without limitation, The Equitable Life Assurance Society of the United States and its subsidiaries), partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, and (ii) each person who is or was or who had agreed to become an employee or agent of the Corporation or who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of another corporation (including, without limitation, The Equitable Life Assurance Society of the United States and its subsidiaries), partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executor, administrators or estate of such person) may be indemnified by the Corporation, in each case in accordance with the By-Laws, to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader amendment rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than provided in this Article SIXTH. Any amendment or repeal of this Article SIXTH shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

     Article VI of the Company's By-Laws provides in regard to indemnification of directors and officers as follows:


          Section 6.1. NATURE OF INDEMNITY. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a Director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a Director or officer of another corporation (including, without limitation, The Equitable Life Assurance Society of the United States and its subsidiaries), partnership, joint venture, trust or other enterprise, including an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation (including, without limitation, The Equitable Life Assurance Society of the United States and its subsidiaries), partnership, joint venture, trust or other enterprise, including an employee benefit plan, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (i) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.


          The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. [Section 145(a), (b)]

          Section 6.2. SUCCESSFUL DEFENSE. To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.1 hereof or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.


          Section 6.3. DETERMINATION THAT INDEMNIFICATION IS PROPER.  Any

     indemnification of a Director or officer of the Corporation under Section
     6.1 hereof (unless ordered by a court) shall be made by the Corporation unless a determination is made that indemnification of the Director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 6.1 hereof. Any indemnification of an employee or agent of the Corporation under Section
     6.1 hereof (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.1 hereof. Any such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. [Section 145(d), (f)]


          Section 6.4. ADVANCE PAYMENT OF EXPENSES. Expenses (including attorneys' fees) incurred by a Director or Officer in defending any civil, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VI. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may authorize the Corporation's counsel to represent such Director, officer, employee or agent in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding. [Section 145(e)]

          Section 6.5. PROCEDURE FOR INDEMNIFICATION OF DIRECTORS AND
     OFFICERS. Any indemnification of a Director or officer of the Corporation under Sections 6.1 and 6.2, or advance of costs, charges and expenses to a Director or officer under Section 6.4 of this Article VI, shall be made promptly, and in any event within 30 days, upon the written request of the Director or officer. If a determination by the Corporation that the Director or officer is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article VI shall be enforceable by the Director or officer in any court of competent jurisdiction. Such person's cost and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under
     Section 6.4 of this Article VI where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.1 of this Article, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.1 of this Article VI, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          Section 6.6. SURVIVAL, PRESERVATION OF OTHER RIGHTS. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each Director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the General Corporation Law of the State of Delaware are in effect, and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a 'contract right' may not be modified retroactively without the consent of such Director, officer, employee or agent.

          The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. [Section 145(f)]

          Section 6.7. INSURANCE. The Corporation shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a Director or officer of another corporation (including, without limitation, The Equitable Life Assurance Society of the United States and its subsidiaries), partnership, joint venture, trust or other enterprise, including an employee benefit plan, against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

          Section 6.8. SEVERABILITY. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, provides in regard to the limitation of liability of directors and officers as follows:

          (b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

                                 **************

          (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law, (iii) under section 174 of this Title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this Paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and
     (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with subsection (a) of
     Section 141 of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

     Article FIFTH (f) of the Company's Restated Certificate of Incorporation, as amended, provides in regard to the limitation of liability of directors and officers as follows:

          (f) No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, provided that nothing contained in this paragraph (f) of this Article FIFTH shall eliminate or limit the liability of a director
     (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the Director derived an improper personal benefit. No amendment, modification or repeal of this paragraph
     (f) of this Article FIFTH shall adversely affect any right or protection of a Director that exists at the time of such amendment, modification or repeal.

ITEM 16.  EXHIBITS.


  4.01(a)  Restated Certificate of Incorporation of the Registrant, filed as
           Exhibit 4.01(a) to the Registrant's Form S-3 Registration Statement
           (No. 333-03224), and incorporated herein by reference.
  4.01(b) Certificate of Designation of Convertible Preferred Stock, Series A, filed as Exhibit 4.01(b) to the Registrant's Form S-3 Registration
           Statement (No. 333-03224), and incorporated herein by reference.
  4.01(c) Certificate of Designation of Redeemable Preferred Stock, Series B, filed as Exhibit 4.01(c) to the Registrant's Form S-3 Registration
           Statement (No. 333-03224), and incorporated herein by reference.
  4.01(d)  Certificate of Designation of Cumulative Convertible Preferred Stock,
           Series C, filed as Exhibit 4.01(d) to the Registrant's Form S-3
           Registration Statement (No. 333-03224), and incorporated herein by reference.
  4.01(e)  Certificate of Designation of Cumulative Convertible Preferred Stock,
           Series D, filed as Exhibit 4.01(e) to the Registrant's Form S-3
           Registration Statement (No. 333-03224), and incorporated herein by reference.
  4.01(f)  Certificate of Designation of Cumulative Convertible Preferred Stock,
           Series E, filed as Exhibit 4.01(f) to the Registrant's Form S-3
           Registration Statement (No. 333-03224), and incorporated herein by reference.
  4.01(g) Amendment to Restated Certificate of Incorporation of the Registrant, dated as of May 15, 1997, filed as Exhibit 4.01(g) to the Registrant's Form S-3 Registration Statement (No. 333-03224), and incorporated herein by reference.
  4.02     By-Laws of the Registrant, filed as Exhibit 4.02 to the Registrant's
           Form S-3 Registration Statement (No. 333-03224), and incorporated herein by reference.
  5.01     Opinion of Debevoise & Plimpton.*
 23.01     Consent of Price Waterhouse LLP.
 23.02     Consent of Debevoise & Plimpton (included in Exhibit 5.01).
 24.01     Powers of Attorney of certain officers and directors of the Company
           (previously filed on the signature pages hereto).


------------------

* Previously filed


ITEM 17.  UNDERTAKINGS.

     (a) Rule 415 Offering.

     The undersigned Registrant hereby undertakes:


          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings Incorporating Subsequent Exchange Act Documents by Reference.


          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (c) Acceleration of Effectiveness.

          Insofar as indemnifications for liabilities arising under the

     Securities Act of 1933 may be permitted to directors, officers and controlling persons, if any, of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person, if any, of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, The Equitable Companies Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 2nd day of June, 1997.


                                          THE EQUITABLE COMPANIES INCORPORATED


                                          By:        /s/ JOSEPH J. MELONE
                                             ----------------------------------
                                             Name: Joseph J. Melone
                                             Title: President, Chief Executive
                                                    Officer and Director



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                           TITLE                     DATE
-----------------------------   ---------------------------------   ------------
PRINCIPAL EXECUTIVE OFFICERS:

    /s/ JOSEPH J. MELONE        President, Chief Executive          June 2, 1997
-----------------------------   Officer and Director
      Joseph J. Melone

PRINCIPAL FINANCIAL OFFICER:

    /s/ STANLEY B. TULIN        Executive Vice President and        June 2, 1997
-----------------------------   Chief Financial Officer
      Stanley B. Tulin

PRINCIPAL ACCOUNTING OFFICER:

    /s/ ALVIN H. FENICHEL       Senior Vice President and           June 2, 1997
-----------------------------   Controller
      Alvin H. Fenichel

              *                 Chairman of the Board, Director
-----------------------------

        Claude Bebear

              *                 Director
-----------------------------
      Henri de Castries

              *                 Director
-----------------------------
       John S. Chalsty

                                Director
-----------------------------
     Francoise Colloc'h

              *                 Director
-----------------------------
      Joseph L. Dionne

              *                 Director
-----------------------------
      William T. Esrey

                                Director
-----------------------------
     Jean-Rene Fourtrou

          SIGNATURE                           TITLE                     DATE
-----------------------------   ---------------------------------   ------------

              *                 Director
-----------------------------
      Donald J. Greene

              *                 Director
-----------------------------
     Anthony J. Hamilton

              *                 Director
-----------------------------
       John T. Hartley

                                Director
-----------------------------
   John H.F. Haskell, Jr.

                                Director

-----------------------------
  Mary R. (Nina) Henderson

              *                 Director
-----------------------------
      W. Edwin Jarmain

              *                 Director
-----------------------------
      Winthrop Knowlton

                                Director
-----------------------------
       Arthur L. Liman

                                Director
-----------------------------
  Didier Pineau-Valencienne

              *                 Director
-----------------------------
    George J. Sella, Jr.

                                Director
-----------------------------
      Dave H. Williams

  *By:  /s/ Henry Q. Conley
-----------------------------
       Henry Q. Conley
     (Attorney-in-Fact)
        June 2, 1997

                                 EXHIBIT INDEX


EXHIBIT
NUMBER    DESCRIPTION
------    ----------------------------------------------------------------------
  4.01(a) -- Restated Certificate of Incorporation of the Registrant, filed as
             Exhibit 4.01(a) to the Registrant's Form S-3 Registration Statement
             (No. 333-03224), and incorporated herein by reference.
  4.01(b) -- Certificate of Designation of Convertible Preferred Stock, Series
             A, filed as Exhibit 4.01(b) to the Registrant's Form S-3
             Registration Statement (No. 333-03224), and incorporated herein by reference.
  4.01(c) -- Certificate of Designation of Redeemable Preferred Stock, Series B,
             filed as Exhibit 4.01(c) to the Registrant's Form S-3 Registration
             Statement (No. 333-03224), and incorporated herein by reference.
  4.01(d) -- Certificate of Designation of Cumulative Convertible Preferred
             Stock, Series C, filed as Exhibit 4.01(d) to the Registrant's Form
             S-3 Registration Statement (No. 333-03224), and incorporated herein by reference.
  4.01(e) -- Certificate of Designation of Cumulative Convertible Preferred
             Stock, Series D, filed as Exhibit 4.01(e) to the Registrant's Form
             S-3 Registration Statement (No. 333-03224), and incorporated herein by reference.
  4.01(f) -- Certificate of Designation of Cumulative Convertible Preferred
             Stock, Series E, filed as Exhibit 4.01(f) to the Registrant's Form
             S-3 Registration Statement (No. 333-03224), and incorporated herein by reference.
  4.01(g) -- Amendment to Restated Certificate of Incorporation of the
             Registrant, dated as of May 15, 1997, filed as Exhibit 4.01(g) to the Registrant's Form S-3 Registration Statement (No. 333-03224),
             and incorporated herein by reference.
  4.02    -- By-Laws of the Registrant, filed as Exhibit 4.02 to the
             Registrant's Form S-3 Registration Statement (No. 333-03224), and
             incorporated herein by reference.
  5.01    -- Opinion of Debevoise & Plimpton.*
 23.01    -- Consent of Price Waterhouse LLP.
 23.02    -- Consent of Debevoise & Plimpton (included in Exhibit 5.01).
 24.01    -- Powers of Attorney of certain officers and directors of the Company
             (previously filed on the signature pages hereto).


------------------

* Previously filed